Exhibit 2

DIRECTORS AND EXECUTIVE OFFICERS OF MOONLIT GROUP

The name, business address, present principal employment and citizenship of the sole director of Moonlit Group are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Katherine Wang	Room 5031, 5/F, Yau Lee Center, No. 45 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong SAR	Director of Moonlit Group	The Republic of Guinea-Bissau

Moonlit Group is 100% owned by Ms. Katherine Wang. Katherine Wang is the sole director of Moonlit Group.